Exhibit 10.8

March 27, 2015

Michele Peppers

Dear Michele:

You are among a select group of key employees who are being included in a retention program. As we discussed, you play a critical role in the successful operation of the Financial Reporting function at Career Education Corporation (“CEC”).

Specifically, in consideration for your continued active employment in good standing with CEC, which shall include but not be limited to the successful performance of your day-to-day responsibilities, as well as such additional duties as may be assigned to you through the date below, you will be eligible for Retention Bonus payments under the terms and conditions set forth below.

Retention Bonus Payments

If you are actively employed in good standing by CEC as of the following dates, CEC will make the following Retention Bonus Payments to you:

•	September 15, 2015

Retention Bonus Payment: $37,000.00, less all applicable deductions

•	March 15, 2016

Retention Bonus Payment: $37,000.00, less all applicable deductions

These payments will be made to you within fifteen (15) business days after the applicable Retention Bonus Payment date listed above.

If you leave the Company (whether by voluntary resignation or involuntary termination for Cause) at any time prior to the time any of the above contingencies have been met, you will not be entitled to any portion of the Retention Bonus Payments prior to your separation from the Company. A for Cause termination includes, but is not limited to, discharge for poor performance, non-performance, or misconduct. In the event you are involuntarily terminated from the Company other than for Cause prior to any of the Retention Bonus Payment dates listed above, you will be entitled to any Retention Bonus Payment that has not yet become due prior to your separation from the Company. The payment will be made to you within fifteen (15) business days after your separation from the Company.

You and the Company may mutually agree that you will transfer to a different position within CEC prior to any of the Retention Bonus Payment dates and, in that case, you would forego your eligibility for any outstanding Retention Bonus payments.

Exhibit 10.8

In addition, notwithstanding anything contained herein, you will remain an employee-at-will. This means you are free to terminate your employment at any time, for any reason, and the Company retains the same right.

By signing this letter below and returning a copy to me by April 8, 2015, you acknowledge that you have read, understand and agree to the terms set forth herein. We appreciate your continued dedication to the Company.

Sincerely,

/s/ Ronald D. McCray

Ronald D. McCray
Interim President and CEO

AGREED TO AND ACCEPTED BY:

/s/ Michele A. Peppers	4/8/15

Accepted	Date

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